Sino-Foreign Cooperative Joint Venture Contract

                              Chapter One - General


In accordance with PRC Cooperative Joint Venture Law and other relevant legislation, Capital Cultural Company, Cathay Entertainment (HK) Limited, and SNet Communications (HK) Limited, based on the principles of equality and mutual benefit, through friendly discussions, agree to jointly invest and establish in Beijing a cooperative joint venture and thereby enter into this contract (the "Contract").

                            Chapter Two - The Parties

Article 1 The Parties to the Contact are as follows:

Cathay Entertainment (HK) Limited ("Party A")
Jurisdiction of incorporation: Hong Kong Special Administrative Region
     ("Hong Kong")
Legal Address:
Legal Representative:
       Name:                          Position:                     Nationality:

SNet Communications (HK) Limited ("Party B")
Jurisdiction of incorporation:  Hong Kong
Legal Address:
Legal Representative:
       Name:                          Position:                     Nationality:

Capital Cultural Company ("Party C")
Jurisdiction of incorporation:  the PRC
Legal Address: Room 505, Sunjoy Mansion, No. 6 Ritan Road, Chaoyang District,
               Beijing, the PRC, Postal Code 100020
Legal Representative:
       Name: Yu Long       Position: General Manager      Nationality: Chinese

         Chapter Three - Establishment of the Cooperative Joint Venture

Article 2 In accordance with the PRC Cooperative Joint Venture Law and other relevant legislation, the Parties agree to establish a cooperative joint venture ("CJV") within the territory of the PRC.

Article 3 The name of the CJV will be Capital Entertainment Limited in English and __________________ in Chinese, with its legal address at Room 503, Sunjoy Mansion, No. 6 Ritan Road, Chaoyang District, Beijing, the PRC, Postal Code 100020.


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Article 4   The CJV will be established as a Chinese legal person upon being approved by relevant PRC authorities. All activities of the CJV shall comply with laws and regulations of the PRC. The CJV's lawful rights and interests will be protected by the laws of the PRC.

Article 5   The CJV will be organized as a limited liability company.

                          Chapter Four - Business Scope

Article 6 The CJV's business scope will be designing and developing computer software and network software; providing technological development and technical support services for internet and e-commerce systems; setting up and managing websites; and providing technical consultancy and information services.

             Chapter Five - Total Investment and Registered Capital

Article 7 The CJV's total investment and registered capital will be US$25,000,000 and US$10,000,000 respectively. The difference between the CJV's total investment and registered capital, i.e., US$15,000,000, will be financed by loans from third parties or Parties A and B, where the CJV is in need of such financing.

Article 8 The Parties will provide the following cooperation conditions and contributions to the CJV; Parties A and B will jointly contribute US$10,000,000 in the form of cash and necessary technology/equipment; Party C will contribute websites of "estage" and "Talkshow" that it owns as well as related goodwill, know-how and services.

Article 9 Parties A and B shall make their registered capital contribution in installments. The first installment of US$2,000,000 shall be contributed within 30 days after the CJV's business license is issued, of which the preparation expenses of US$250,000 shall be contributed within 10 working days after the Contract is signed by the parties. The second installment of US$3,000,000 shall be contributed within 90 days after the CJV's business license is issued. The third installment of US$5,000,000 shall be contributed before January 31, 2001. Party C shall complete all transfer procedures to effect its contribution within 180 days after the CJV's business license is issued.

Article 10 Within 30 days after the Parties have made their respective contributions, the contributions will be verified by accountants registered in China, which will issue registered capital verification reports. The CJV will issue to the Parties capital contribution certificates based on the registered capital verification reports.

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Article 11  No party shall transfer part or all of its rights and obligations under the Contract unless such transfer is consented by the other parties, approved by the board and approved by the original examination and approval authorities.

Article 12 Where one party intends to transfer part or all of its rights under the Contract, the other parties shall have rights of first refusal.

                       Chapter Six - Parties' Obligations

Article 13 In addition to their obligations set out in other provisions hereof, Parties A and B shall be responsible for:

               (1) investing in the CJV in the form of cash and necessary technology and equipment;

               (2)  providing technical support to CJV;

               (3) together with Party C, jointly managing the affairs of the CJV and formulating the CJV's business plans.

Article 14 In addition to its obligations set out in other provisions hereof, Party C shall be responsible for:

               (1) examining the contents of the entertainment websites to ensure that such contents will not be detrimental to the interest of the PRC and not be in violation of relevant laws, regulations and policies of the PRC;

               (2) managing the affairs of the CJV, including hiring experienced management personnel;

               (3)  registering the entertainment websites;

               (4) supporting and promoting the entertainment websites as well as the related advertisements; and

               (5)  providing contents to the entertainment websites.

                       Chapter Seven - Profit Distribution

Article 15 The after tax profits of the CJV, after deducting contributions to statutory funds, shall be distributed in accordance with the following ratios: 50% to Party A, 10% to Party B and 40% to Party C.

Article 16 The Parties agree that after the initial public offering of the CJV's shares outside China, the CJV will set up a management stock option program to, among other things, grant options to the management personnel of the CJV to acquire 10% of the CJV's issued and outstanding shares. The specific distribution plans for such options (including the exercising price for such options) will be decided by the board of directors.

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Article 17  After performing statutory and contractual obligations, the foreign parties to the CJV may legally remit outside of China their portions of dividend received from the CJV and assets distributed upon the liquidation of the CJV. The foreign employees in the CJV can also legally remit outside of China their wages and salaries after paying applicable income tax in China.

                     Chapter Eight - The Board of Directors

Article 18 The CJV shall set up a board of directors (the "Board"), which will be formally established upon the formal establishment of the CJV.

Article 19 The Board shall consist of 5 directors, of which each of Parties A and C will appoint 2 directors and they jointly appoint the 5th independent director. A Chairman and Executive Director will be appointed among the directors. The term for the directors, the Chairman and Executive Director shall be 3 years.

Article 20 The Chairman of the CJV shall be appointed by Party A and the first Executive Director be appointed by Party C.

Article 21 The Board is the highest power of authorities for the CJV and decide all important matters of the CJV.

Article 22 The following matters shall be decided by resolutions approved unanimously by all directors present at a board meeting.

               (1)  amendments to the CJV's articles of association;

               (2)  increasing or reducing the CJV's registered capital;

               (3)  liquidating the CJV;

               (4)  creating charges on the assets of the CJV;

               (5) merger, separation and otherwise changing the organizational form of the CJV.

                Other matters relating to CJV shall be decided by a simple majority that includes a director appointed by each of Parties A and C.

Article 23 The Chairman is the legal representative of the CJV. Should the Chairman not be able to perform its duties, it can designate the Executive Director or other directors to perform his duties on his behalf.

Article 24 The Board shall hold at least one meeting every year, which shall be called for and presided over by the Chairman. Upon request by one third of the directors (including at least one director appointed by each of Parties A and C), the Chairman shall convene interim meetings of the Board. The minutes of the Board shall be filed after being signed by all the directors or proxy holders attending the Board meeting.
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Article 25  The quorum of the Board meetings shall be two thirds of directors.
            Should any directors be unable to attend a meeting of the Board for any reasons, he shall appoint other directors or persons to act as his proxy holder to attend the meeting and to vote on his behalf.

Article 26 The meetings of the Board shall be generally held at the legal address of the CJV.

Article 27 A director who causes economic losses to the CJV as a result of abusing his position or being negligent of his duties shall be responsible for such economic losses and bear relevant legal liabilities.

                            Chapter Nine - Management

Article 28 The Board shall set up at its legal address a management body in charge of day-to-day operation and management of the JV, which shall consist of the chief executive offer, an assistant chief executive officer and other senior management personnel (collectively, the "Officers"). The specific composition and appointment of other senior management personnel shall be decided by the Board based on a report of the chief executive officer. The chief executive officer shall report and answer to the Board.

Article 29 The CJV will formulate its own management and operation rules and regulations.

Article 30 The chief financial officer of the CJV shall be appointed by the Board based on the recommendation of Party A.

Article 31 The duties of the chief executive officer shall include implementing resolution of the Board and organizing and directing the ordinary operation and management of the CJV. The right and duties of the chief executive officer shall be stipulated in the CJV's articles of association or prescribed by the Board and those of the assistant chief executive officer and the chief financial officer be determined by the chief executive officer and the Board.

Article 32 The chief financial officer shall be responsible for the accounting and financial matters of the CJV. The financial controller shall assist the chief executive officer in handling the financial needs of the CJV. The financial controller shall report and answer to the Board. Any major transfer and use of the CJV's funds shall be reported to and be decided by the Board.

Article 33 The Board may at any time dismiss or replace any Officer and any other management personnel who has abused his power for personal gains,

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            embezzled corporate funds, neglected his duties, or failed to carry out his assignments, or for any other just cause.

                 Chapter Ten - Taxation, Financing and Auditing


Article 34 The CJV shall pay taxes in accordance with relevant laws and regulations of the PRC.

Article 35 The employees of the CJV shall pay personal income taxes in accordance with PRC Personal Income Tax Law.

Article 36 The CJV shall make allowance from its after-tax profits for reserve fund, enterprise expansion fund and employee welfare and bonus fund. The specific percentage for such allowance will be determined by the Board each year base on the CJV's operational situations.

Article 37 The CJV will set up at its legal address an accounting body staffed with accounting personnel, maintain accounting records and books, and formulate the CJV's accounting systems.

Article 38 At the end of each financial year, the CJV may hire chartered accountants registered in the PRC and internationally to audit the accounts and books of the CJV in accordance with the generally accepted accounting principles in the PRC and internationally.

          Chapter Eleven - Amendment to and Termination of the Contract

Article 39 Any amendments to the Contract only becomes effective when they are made in writing, signed by the Parties and approved by the approval authorities.

Article 40 With the approval of the approval authorities, the Contract can be prematurely terminated and the CJV liquidated where the Contract can not be performed due to force majeure or the CJV can not continue its operation due to heavy operational losses.

Article 41 In case that the occurrence of force majeure directly affects the performance of the Contract in accordance with its terms, the affected party shall within a reasonable period notify the other parties of the occurrence of such force majeure, details of such force majeure and submit documentary proof that the Contract can not be performed or the performance has to be postponed. Such documentary proof shall be issued by the notary authorities of the locality where the force majeure occurs. Depending on the seriousness of the effect of force majeure, the Parties

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            may decide, after consultation, whether to terminate the Contract, partially waiver the performance or postpone the performance of the Contract.

Article 42 Should the CJV be unable to continue its operation or unable to achieve its operational goal due to one party's failure to perform its obligations or serious breach of the Contract, the non-defaulting parties may, in addition to their rights to claim damages for such default, apply to the original examination and approval authorities for early termination of the Contract.

                     Chapter Twelve - Liabilities for Breach

Article 43 A party that fails to perform its obligations in accordance with Articles 8 and 9 under Chapter Five shall be responsible for breach of contract. Such defaulting party shall be liable to pay, in addition to any penalty that may be imposed by the relevant government authorities, liquidated damages to the other parties at the rate of 1% of its contribution payable or its equivalent value per month calculated from the first month of the default.

Article 44 A party whose default causes the Contract not being performed or not being fully performed shall be responsible for such default. Should the default be jointly committed by all the parties, depending on the circumstances, the parties shall be jointly liable for such default.

                       Chapter Thirteen - Cooperative Term

Article 45 The operational term of the CJV is thirty years, commencing from the date when the CJV's business license is issued. If proposed by a party and approved unanimously by the Board, the Board may apply to the approval authorities for the extension of the operational term 180 days prior to the expiry of the operational term.

Chapter Fourteen - Disposal of the CJV's Assets upon Termination of the Contract

Article 46 The assets of the CJV shall be liquidated and claims and liabilities be settled in accordance with the relevant statutory procedures should the operational term expire or the Contract is early terminated.

Article 47 The liquidation committee set up in accordance with relevant laws and regulations shall make its best efforts to obtain the highest value possible for the CJV in disposing its assets, including conducting an auction sale.

Article 48 After the CJV's debts and liabilities have been paid and settled, each of Party A, B and C is entitled to 50%, 10% and 40% respectively of the proceeds of the liquidation.

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                         Chapter Fifteen - Governing Law

Article 49  The Contract shall be governed and protected by the laws of the PRC.

                      Chapter Sixteen - Dispute Settlement

Article 50 Should any dispute arise from the performance of the Contract, the Parties shall make efforts to resolve such dispute by means of consultation or mediation. Should such consultation or mediation not result in any agreement within 60 days after the occurrence of the dispute, any party may submit such dispute to China International Economic and Trade Arbitration Commission (Beijing Branch) for arbitration. The arbitration award shall be final and binding on the Parties. The Parties shall enforce the arbitration award. The losing party shall pay the arbitration expense.

Article 51 During the arbitration, except for those provisions that are the subject of the arbitration, the Parties shall perform other provisions of the Contract.

                          Chapter Seventeen - Language

Article 52 The Contract is made in both English and Chinese. Both language versions shall have the same effect. In case of conflict between the two versions, however, the Chinese version shall prevail.

  Chapter Eighteen - Effectiveness of the Contract and Miscellaneous Provisions

Article 53 The Contract shall be submitted to the approval authorities for approval and shall be effective upon such approval.

Article 54 Where a party sends notices to others by fax or e-mail, such fax or e-mail notice shall be confirmed by post where the notice is in relation to the parties' rights and obligations. The legal addresses for the parties listed herein are the mailing address of each party for receiving such notices.

Article 55 Matters not covered by the Contract shall be dealt with by supplemental contracts entered into by the parties. Such supplemental contracts shall form an integral part of the Contract and shall have the same legal effect as the Contract.

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The Contract is signed by the authorized representative of the Parties on the
28th of June 2000.


Party A:                                        Party B:

/s/ Bruce Ransom                                /s/ Peter Chin
Cathay Entertainment (HK) Limited               SNet Communications (HK) Limited
Authorized Representative                       Authorized Representative


Party C:

/s/ signature illegible                         Witnessed by:
Capital Cultural Company
Authorized Representative

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